UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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COVAD COMMUNICATIONS GROUP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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COVAD COMMUNICATIONS GROUP, INC.
110 Rio Robles
San Jose, California 95134
April 29, 2005
Dear Fellow Stockholder:
      You are cordially invited to attend the Annual Meeting of Stockholders of Covad Communications Group, Inc. (“Covad”), to be held at the Westin Santa Clara in Santa Clara, California on June 9, 2005 at 2:00 p.m. Pacific Time (the “Annual Meeting”). At the Annual Meeting, you will be asked to vote upon two proposals: the election of two Class III directors to serve until the third succeeding annual meeting and the ratification of Covad’s independent registered public accounting firm for the 2005 fiscal year.
      Accompanying this letter is the formal Notice of Annual Meeting, Proxy Statement and Proxy Card relating to the Annual Meeting, as well as Covad’s Annual Report to Stockholders for the year ended December 31, 2004. The Proxy Statement contains important information concerning the matters to be voted upon at the Annual Meeting. We hope you will take the time to study it carefully.
      All stockholders of record at the close of business April 15, 2005 are entitled to vote at the Annual Meeting, and your vote is very important regardless of how many shares you own. Whether or not you plan to attend the Annual Meeting, we urge you to submit your proxy as soon as possible. Instructions on the Proxy Card will tell you how to submit your proxy over the Internet, by telephone or by returning your Proxy Card in the enclosed postage-paid envelope. If you plan to attend the Annual Meeting and vote in person, and your shares are held in the name of a broker or other nominee, please bring with you a proxy or letter from the broker or nominee to confirm your ownership of such shares.

Sincerely,

Charles E. Hoffman
President, Chief Executive Officer and Director

COVAD COMMUNICATIONS GROUP, INC.
110 Rio Robles
San Jose, California 95134
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
       NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of Covad Communications Group, Inc., a Delaware corporation (“Covad”), will be held on June 9, 2005, at 2:00 p.m. Pacific Time, at the Westin Santa Clara in Santa Clara, California (the “Annual Meeting”). At the Annual Meeting, our stockholders will be asked to consider and vote upon:

1. The election of two Class III directors to serve on our Board of Directors for a term to expire at the third succeeding annual meeting (expected to be the 2008 annual meeting) and until their successors are elected and qualified.

2. Ratification of independent registered public accounting firm, PricewaterhouseCoopers LLP, for the 2005 fiscal year.

3. Such other business as may properly come before the Annual Meeting or before any adjournments or postponements thereof.
      Only stockholders of record of our common stock at the close of business on April 15, 2005 are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.
      TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, YOU ARE URGED TO SUBMIT YOUR PROXY OVER THE INTERNET, BY TELEPHONE OR BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD AND MAILING IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. YOU CAN WITHDRAW YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

By Order of the Board of Directors,

James A. Kirkland
Senior Vice President, General Counsel and Secretary
San Jose, California
April 29, 2005
IMPORTANT NOTICE
PLEASE VOTE YOUR SHARES PROMPTLY

COVAD COMMUNICATIONS GROUP, INC.
110 Rio Robles
San Jose, California 95134
PROXY STATEMENT
       This Proxy Statement is being furnished to the stockholders of Covad Communications Group, Inc., a Delaware corporation (“Covad”), in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Stockholders to be held on June 9, 2005, at 2:00 p.m. Pacific Time, at the Westin Santa Clara in Santa Clara, California, and at any adjournments or postponements thereof (the “Annual Meeting”). At the Annual Meeting, holders of our common stock will be asked to vote upon: (i) the election of two Class III directors to serve for a term to expire at the third succeeding annual meeting; (ii) the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2005 fiscal year; and (iii) any other business that properly comes before the Annual Meeting, or any adjournments or postponements thereof.
      The Annual Meeting will also be webcast over the Internet, available at www.covad.com/companyinfo.
      This Proxy Statement and the accompanying Proxy Card are first being mailed to stockholders on or about April 29, 2005. The address of our principal executive offices is 110 Rio Robles, San Jose, California 95134.
VOTING RIGHTS AND PROXIES
Record Date; Outstanding Shares; Quorum
      Only holders of record of our common stock at the close of business on April 15, 2005 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, there were 263,967,593 shares of our common stock outstanding and entitled to vote, held of record by 17,796 stockholders.
      Pursuant to our Bylaws, a majority of the outstanding shares of common stock, present in person or by proxy, will constitute a quorum for the transaction of business. Each of our stockholders is entitled to one vote for each share of common stock held as of the Record Date. For ten (10) days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours at the principal executive office of Covad, 110 Rio Robles, San Jose, California 95134.
Voting of Proxies; Revocation of Proxies; Votes Required
      Stockholders are requested to complete, date, sign and return the accompanying Proxy Card in the enclosed postage-paid envelope. All properly executed, returned and unrevoked proxies will be voted in accordance with the instructions indicated thereon. Executed but unmarked proxies will be voted FOR each director nominee listed on the Proxy Card and FOR the ratification of our independent registered public accounting firm for the 2005 fiscal year. The Board of Directors does not know of, and does not intend to bring, any business before the Annual Meeting other than that referred to in this Proxy Statement and specified in the Notice of Annual Meeting. As to any other business that may properly come before the Annual Meeting, including any motion made for adjournment of the Annual Meeting (including for purposes of soliciting additional votes), the Proxy Card will confer discretionary authority on the proxies (who are persons designated by the Board of Directors) to vote all shares covered by the Proxy Card in their discretion. Any stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by (i) filing a written notice of revocation with, or delivering a duly executed proxy bearing a later date to, the Corporate Secretary of Covad, 110 Rio Robles, San Jose, California 95134, or (ii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

      Director elections are determined by a plurality of shares of common stock represented in person or by proxy and voting at the Annual Meeting. Approval of our independent registered public accounting firm for the 2005 fiscal year requires the affirmative vote of a majority of the shares of common stock, represented in person or by proxy, and entitled to vote on the matter.
Effect of Abstentions
      If an executed proxy is returned and the stockholder has specifically abstained from voting on any matter, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter.
Effect of “Broker Non-Votes”
      If an executed proxy is returned by a broker, bank or other agent holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on a proposal (“broker non-votes”), such shares will be considered present at the Annual Meeting for purposes of determining a quorum on all proposals, but will not be considered to be entitled to vote on and thus will have no effect on the outcome of such proposal.
Voting Electronically via the Internet or by Telephone

General Information for all Shares Voted Via the Internet or by Telephone
      Stockholders whose shares are registered in their own name may choose to grant a proxy to vote their shares either via the Internet or by telephone. The law of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of elections can determine that such proxy was authorized by the stockholder.
      The Internet and telephone voting procedures set forth below, as well as on the enclosed Proxy Card, are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ voting instructions have been properly recorded. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

For Shares Registered in Your Name
      Stockholders of record may go to http://www.proxyvote.com to grant a proxy to vote their shares by means of the Internet. They will be required to provide the control number contained on their Proxy Cards. The voter will then be asked to complete an electronic proxy card. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-800-690-6903 and following the recorded instructions.
      You may use the Internet to vote your proxy 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time (8:59 p.m. Pacific Time) on June 8, 2005. You may use a touch-tone telephone to vote your proxy 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time (8:59 p.m. Pacific Time) June 8, 2005. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

For Shares Registered in the Name of a Broker or Bank
      Most beneficial owners whose shares are held in street name receive voting instruction forms from their banks, brokers or other agents, rather than Covad’s Proxy Card. A number of banks and brokerage firms are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares via the Internet or by telephone. If your shares are held in an account with a bank or broker participating in the ADP Investor Communication Services program, you may grant a proxy to vote those shares via the Internet at ADP Investor Communication Services’ web site (www.proxyvote.com) or telephonically by calling the telephone number shown on the instruction form received from your broker or bank.
Solicitation of Proxies and Expenses
      We will bear the cost of the solicitation of proxies from our stockholders in the enclosed form. Our directors, officers and employees, without additional compensation, may solicit proxies by mail, telephone, letter, facsimile, electronically or in person. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, we will reimburse such record holders for their reasonable expenses incurred for forwarding such materials.
ELECTION OF DIRECTORS
(Item No. 1 on the Proxy Card)
      Our Board of Directors currently consists of eight directors. Our Amended and Restated Certificate of Incorporation and Bylaws provide for a classified board of directors, divided into three classes. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a term to expire at the third succeeding annual meeting. The individuals so elected will serve until their successors are elected and qualified. This year the terms of our Class III directors, currently consisting of Robert C. Hawk, Charles E. Hoffman and Charles McMinn, will expire at the Annual Meeting. Recently we announced that Mr. Hawk will not stand for re-election at the Annual Meeting. The Board has determined that, effective on the date of the Annual Meeting, the Board will only have two Class III directors and the Board will consist of seven members. At the Annual Meeting, holders of common stock will be asked to vote on the election of two directors as Class III directors, whose current term will expire at our 2005 Annual Meeting.
      The Board of Directors has nominated Charles E. Hoffman and Charles McMinn to serve as Class III directors for a three-year term that is expected to expire at Covad’s annual meeting in 2008, or until their earlier resignation or removal (“Board’s Nominees”). You can find the principal occupation and other information about the Board’s Nominees, as well as other Board members, below.
      Of the continuing directors, three of the directors are Class I directors, whose term will expire at our 2006 annual meeting, and two of the directors are Class II directors, whose term will expire at our 2007 annual meeting.
      The election of Class III directors will be determined by the two nominees receiving the greatest number of votes from shares eligible to vote. Unless a stockholder signing a proxy withholds authority to vote for one or more of the Board’s Nominees in the manner described on the proxy, each proxy received will be voted for the election of each of the Board’s Nominees. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee or nominees who shall be designated by the present Board of Directors to fill the vacancy.
      There are no family relationships between any of our directors, nominees or executive officers. Except as described below, there are no arrangements or understandings between any director, nominee or executive officer and any other person pursuant to which he or she has been or will be selected as a director and/or executive officer.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF CHARLES E. HOFFMAN AND CHARLES MCMINN AS CLASS III DIRECTORS.

Information Regarding Our Nominees and Directors
      The following table lists the nominees and current members of the Board of Directors by class, their ages as of April 1, 2005 and current positions with Covad. Biographical information for each nominee and/or director is provided below.
Nominees for Class III Directors

Name	Age	Position

Class III Directors (whose terms will expire (if elected) at the 2008 annual meeting):
Charles E. Hoffman(d)	56	President, Chief Executive Officer and Director
Charles McMinn	53	Chairman of the Board of Directors
Continuing Directors

Name	Age	Position

Class I Directors (whose terms expire at the 2006 annual meeting):
Larry Irving(a)(b)	49	Director
Richard A. Jalkut(b)	60	Director
Daniel C. Lynch(a)(c)	63	Director
Class II Directors (whose terms expire at the 2007 annual meeting):
L. Dale Crandall(c)	63	Director
Hellene S. Runtagh(a)(c)	56	Director

(a)	Member of the Compensation Committee

(b)	Member of the Nominating and Corporate Governance Committee

(c)	Member of the Audit Committee

(d)	Member of the Management Compensation Committee
Biographies

Nominees for Class III Directors
      Charles E. Hoffman has served as our President and Chief Executive Officer and as a Director since June 2001. Mr. Hoffman previously served as President and Chief Executive Officer of Rogers Wireless, Inc. from January 1998 to June 2001. From 1996 to 1998 he served as President, Northeast Region for Sprint PCS. Prior to that, he spent 16 years at SBC from 1980 to 1996 in various senior positions, including Vice President and General Manager, President and General Manager, Director General, Telcel and Managing Director, International. He is also a member of the board of directors of Chordiant Software Inc. and Visage Mobile.
      Charles McMinn is one of our founders and has been the Chairman of the Board of Directors since October 2000. Mr. McMinn previously served as our Chairman of the Board of Directors from July 1998 to September 1999. He served as our President, Chief Executive Officer and as a member of the Board of Directors from October 1996 to July 1998. Mr. McMinn has over 20 years of experience in creating, financing, operating and advising high technology companies. From November of 1999 to October 2000, Mr. McMinn served as Chief Executive Officer and is a founder of Certive Corporation and he is still chairman of Certive’s board of directors. From July 1995 to October 1996, and from August 1993 to June 1994, Mr. McMinn managed his own consulting firm, Cefac Consulting, which focused on strategic consulting for information technology and communications businesses. From June 1994 to November 1995, he served as Principal,

Strategy Discipline, at Gemini Consulting. From August 1992 to June 1993, he served as President and Chief Executive Officer of Visioneer Communications, Inc. and from October 1985 to June 1992 was a general partner at InterWest Partners, a venture capital firm. Mr. McMinn began his Silicon Valley career as the product manager for the 8086 microprocessor at Intel. He is also a member of the board of directors of Vineyard 29, LLC, Dishnet DSL, Saint Helena Hospital Foundation and Saint Helena Viticultural Society.

Continuing Directors
      L. Dale Crandall has served as a member of our Board of Directors since June 2002. Mr. Crandall also chairs the Audit Committee of our Board of Directors. Mr. Crandall previously served in various management positions with Kaiser Foundation Health Plan, Inc. and Hospitals, including President and Chief Operating Officer from March 2000 until his retirement in June 2002, and Senior Vice President, Finance and Administration, from June 1998 until March 2000. Prior to joining Kaiser, he served as Executive Vice President, Chief Financial Officer and Treasurer of APL Limited from April 1995 until February 1998. From 1963 to 1995, Mr. Crandall was employed by PricewaterhouseCoopers, LLP where his last position was Southern California Group Managing Partner. He is also a member of the board of directors of Union Bank of California, Dodge & Cox Funds, Coventry Health Care, Inc., Ansell Limited, BEA Systems, Inc. and Captara Corporation.
      Larry Irving has served as a member of our Board of Directors since April 2000. Mr. Irving has served as the President and CEO of the Irving Information Group, a strategic consulting firm, since October 1999. Prior to founding the Irving Information Group, Mr. Irving served for almost seven years as Assistant Secretary of Commerce for Communications and Information, where he was a principal advisor to the President, Vice President and Secretary of Commerce on domestic and international communications and information policy issues, including the development of policies related to the Internet and Electronic Commerce. Prior to joining the Clinton-Gore Administration, Mr. Irving served ten years on Capitol Hill, most recently as Senior Counsel to the U.S. House of Representatives Subcommittee on Telecommunications and Finance. He also served as Legislative Director, Counsel and Chief of Staff (acting) to the late Congressman Mickey Leland (D-Texas). During the previous four years, Mr. Irving was associated with the Washington, D.C. law firm of Hogan & Hartson, specializing in communications law, antitrust law and commercial litigation.
      Richard A. Jalkut has served as a member of our Board of Directors since July 2002. Mr. Jalkut has more than 35 years of experience in the telecommunications industry, including extensive senior executive and start-up experience. He has been the President and CEO of TelePacific Communications, a Los Angeles-based competitive local exchange carrier, since March 2002, and also serves on its Board of Directors. Prior to joining TelePacific, he was President and CEO of Pathnet Telecom from September 1997 to August 2001. Mr. Jalkut spent 32 years with NYNEX where he served as the President and CEO. He is also a member of the board of directors of HSBC-USA, Birch Telecom and IKON Office Solutions, where he serves as the lead independent director.
      Daniel C. Lynch is a private investor. He has served as a member of our Board of Directors since April 1997. From December 1990 to December 1995, he served as chairman of the board of directors of Softbank Forums, a provider of education and conference services for the information technology industry. Mr. Lynch founded Interop Company in 1986, which is now a division of the successor to Softbank Forums, Key3Media. Mr. Lynch is a member of the Association for Computing Machinery and the Internet Society. He is also a member of the Board of Trustees of the Santa Fe Institute and the Bionomics Institute. He previously served as Director of the Information Processing Division for the Information Sciences Institute in Marina del Rey, where he led the Arpanet team that made the transition from the original NCP protocols to the current TCP/ IP based protocols. Mr. Lynch previously served as a member of the board of directors of UUNET Technologies, Inc., from April 1994 until August 1996 and is a director of Maxager Technology.
      Hellene S. Runtagh has served as a member of our Board of Directors since November 1999. Ms. Runtagh is the former President and Chief Executive Officer of the Berwind Group, a position she held from June 2001 through December 2001. Ms. Runtagh also served as Executive Vice President of Universal Studios from January 1999 until January 2001. In this capacity, she was responsible for overseeing the activities of the Universal Studios Operations Group, Universal Studios Consumer Products Group, Universal Studios Corporate Marketing and Sponsorships, the Spencer Gift retail operations, Universal Studios’ worldwide information technology, and Seagram’s global sourcing and real estate operations. From February 1997 to January 1999, she held the position of senior vice president of reengineering effort at Universal. Previously, Ms. Runtagh spent 25 years at General Electric, where she served as President and Chief Executive Officer of GE Information Services from 1989 to 1996 and held general management roles with GE’s capital and software businesses. Ms. Runtagh also serves on the Board of Directors of The Lincoln Electric Company and Avaya Inc.

Departing Director
      Robert C. Hawk has served as a member of our Board of Directors since April 1998. Mr. Hawk has been President of Hawk Communications since April 1998 and had previously served as President and Chief Executive Officer of U S WEST Multimedia Communications, a regional telecommunications service provider, where he headed the cable, data and telephony communications business from May 1996 to April 1997. He was president of the Carrier Division of US West Communications, Inc., from September 1990 to May 1996. He currently serves on the board of Centillium Communications, Inc.
Involvement in Certain Legal Proceedings — Directors
      On August 15, 2001, we filed a voluntary petition (the “Petition”) under Chapter 11 of the United States Bankruptcy Code for the purpose of confirming our pre-negotiated First Amended Plan of Reorganization, as modified on November 26, 2001 (the “Plan”), with the majority holders of our senior notes. The Petition was filed with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and was assigned Case No. 01-10167 (JJF). Our operating subsidiaries did not commence bankruptcy proceedings and continued to operate in the ordinary course of business. On December 13, 2001, the Bankruptcy Court entered an order confirming the Plan and, on December 20, 2001, the Plan was consummated and we emerged from bankruptcy. However, the Bankruptcy Court still maintains jurisdiction over certain administrative matters related to the implementation of the Plan. Under the Plan, we were able to retire approximately $1.4 billion in aggregate face amount of outstanding notes in exchange for a combination of approximately $271.7 million in cash and approximately 35.3 million common shares, or 15% of the reorganized company. We also settled other claims against the company as part of our reorganization. Messrs. Hoffman, McMinn, Hawk, Irving and Lynch and Ms. Runtagh were directors of Covad at the time of such filing.
Board Meetings, Committees and Corporate Governance
      The Board of Directors had eight meetings during the 2004 fiscal year and acted by unanimous written consent on two other occasions. During 2004, each incumbent director attended at least 75% of the aggregate of the total number of (i) the meetings of the Board of Directors and (ii) the meetings of the committees on which he or she served (during the periods that he or she served), except Robert C. Hawk attended less than 75% of the meetings of the Board of Directors and Audit Committee (which met nine times during the 2004 fiscal year). Our Board of Directors has determined that all of our Board members other than Mr. Hoffman and Mr. McMinn are independent, as defined in the National Association of Securities Dealers’ listing standards.
      Our Board of Directors has established four committees of the Board that are currently in place: the Audit Committee, Compensation Committee, Management Compensation Committee and Nominating and Corporate Governance Committee.
      The Audit Committee currently consists of four of our outside directors, Messrs. Crandall, Hawk and Lynch and Ms. Runtagh, with Mr. Crandall serving as the chairperson. As noted above, Mr. Hawk will not stand for re-election at this year’s Annual Meeting. The Board of Directors has determined that Mr. Crandall is an “audit committee financial expert” as described in applicable SEC rules. Each member of the Audit Committee is independent, as independence for audit committee members is defined in the National Association of Securities Dealers’ listing standards.

      The Audit Committee is responsible for oversight of our financial reporting process and internal audit function. The Audit Committee also monitors the work of management and the independent registered public accounting firm and their activities with respect to our financial reporting process and internal controls.
      The Audit Committee met nine times during the 2004 fiscal year, including meetings with our independent registered public accounting firm to review our quarterly and annual results. The Audit Committee operates pursuant to the Audit Committee Charter, which was amended and restated on February 23, 2005, and is attached in Appendix A.
      The Compensation Committee currently consists of three of our outside directors, Messrs. Irving and Lynch and Ms. Runtagh. Each member of the Compensation Committee is an independent director, as defined in the National Association of Securities Dealers’ listing standards, a non-employee director within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and an outside director within the meaning of Section 162(m) of the Internal Revenue Code. The primary responsibilities of the Compensation Committee include:

•	reviewing and determining the compensation policy for our executives and other employees as directed by the Board of Directors;

•	reviewing and determining all forms of compensation to be provided to our executive officers; and

•	unless otherwise directed by the Board, administering our equity-based compensation plans.
      The Compensation Committee met four times during the 2004 fiscal year and acted by unanimous written consent on four other occasions.
      The Nominating and Corporate Governance Committee consists of three outside directors, Messrs. Hawk, Irving and Jalkut. As noted above, Mr. Hawk will not stand for re-election at this year’s Annual Meeting. Each member of the Nominating and Corporate Governance Committee is independent, as defined in the National Association of Securities Dealers’ listing standards. The Nominating and Corporate Governance Committee operates pursuant to its charter. The primary responsibilities of the Nominating and Corporate Governance Committee include:

•	proposing nominees for election as directors;

•	board appraisals and performance standards; and

•	oversight of corporate governance matters.
      The Nominating and Corporate Governance Committee met two times during the 2004 fiscal year.
      The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders for election as directors. If a stockholder would like to recommend a director candidate for the next annual meeting, the stockholder must deliver the recommendation in writing to the Corporate Secretary, Covad Communications Group, Inc., 110 Rio Robles, San Jose, California 95134. The recommendation must be submitted no later than the 120th calendar day before the calendar day that we mailed our proxy statement to stockholders in connection with the previous year’s annual meeting. Candidate recommendations must be accompanied by personal information of the candidate, including the candidate’s current employment and employment history for the past five years, any other public company board of directors on which the candidate serves, and any relationship of the candidate with Covad or any party who does business with Covad. A stockholder recommending a candidate may also be required to submit additional information as determined by the Corporate Secretary and as necessary to satisfy the Securities Exchange Commission or Nasdaq rules. Candidates for the Board of Directors are selected for their character, judgment, diversity of experience, acumen and their ability to act on behalf of stockholders. The Nominating and Corporate Governance Committee generally expects that the Board, ideally, will have competency in the following areas (i) industry knowledge; (ii) accounting and finance; (iii) business judgment; (iv) management; (v) leadership; (vi) strategic planning; (vii) crisis management; (viii) corporate governance; and (ix) risk management. Committee requirements are also taken into consideration in evaluating potential nominees. The Nominating and Corporate Governance Committee may from time to time propose to the Board more formal minimum requirements for Board membership. Final approval of nominees to be presented for election is determined by the full Board.
      The Nominating and Corporate Governance Committee recommended to the Board that Messrs. Hoffman and McMinn be nominated to serve as Class III directors.
      We also have a Management Compensation Committee, which consists solely of one inside director, Mr. Hoffman. The Management Compensation Committee reviews and determines the compensation policy for employees other than our executive officers and directors and reviews and determines all forms of compensation for such employees.
Communications with Directors
      Shareholders and employees may communicate with the Board by sending an email to directors@covad.com, or by sending written correspondence to: Board of Directors, Covad Communications Group, Inc., 110 Rio Robles, San Jose, California 95134.
      We encourage directors to attend our annual meetings of stockholders but do not require attendance. Our 2004 annual meeting was attended by Messrs. Hoffman, Jalkut, McMinn and Ms. Runtagh.
Director Compensation
      Non-employee directors received the following compensation in 2004:

•	an annual retainer of $18,000 is paid to each director in two equal cash payments every six months. Prior to 2005 a director could elect to receive a grant of an option to purchase 5,000 shares, vesting in equal monthly installments over one year, in lieu of receiving the cash retainer. In 2005, this annual retainer was increased to $25,000 for directors and we will pay additional retainers of $15,000 to the Chairperson of our Audit Committee, $7,500 to the Chairperson of our Compensation Committee and $5,000 to members of our Audit Committee other than the Chairperson. We no longer offer our directors the ability to receive an option to purchase shares in lieu of the cash payments;

•	for each Board meeting that a director attends, we pay a $1,000 fee;

•	for each Committee meeting that a director attends on a different day from a Board meeting, we pay a fee of $1,000. Beginning in 2005, we will also pay a fee of $500 for Committee meetings that are on the same day as a Board meeting;

•	each new director receives an initial stock option grant to purchase 60,000 shares of our common stock, and each ongoing director receives annual grants of options to purchase 15,000 shares of our common stock. In 2005, this annual option grant was increased to 30,000;

•	the above-referenced annual grants of options vest in equal monthly installments over one year rather than equal monthly installments over four years;

•	each member of our Audit Committee, other than the Chairperson, receives an initial stock option grant to purchase 10,000 shares of our common stock when he or she is first appointed to the Audit Committee; thereafter, each such member receives an annual grant of an option to purchase 5,000 shares of our common stock;

•	the Chairperson of our Audit Committee receives an initial option to purchase 10,000 shares of our common stock when appointed to the Audit Committee; thereafter, the Chairperson receives an annual grant of an option to purchase 10,000 shares of our common stock for continued service. Beginning in 2005, any newly appointed Chairperson of our Audit Committee would receive an initial option to purchase 15,000 shares of our common stock upon their appointment; and

•	the above referenced annual grants of options to Audit Committee members and the Chairperson of the Audit Committee vest in equal monthly installments over one year.

      The exercise price for each of these stock options was set at the market price on the grant date, and except where noted above, each option vests in equal monthly installments over a period of four years.
      In February 2003, each member of our Board of Directors received a one-time grant of an option to purchase 45,000 shares at an exercise price equal to $1.28, the market price on February 5, 2003, the date of grant. These options vest monthly over three years.
      In January 2001, each member of the Board of Directors received a one-time stock option grant to purchase 50,000 shares at $2.56, the market price on January 23, 2001, the grant date. These options vested monthly over four years and allow for early exercise, with our repurchase right lapsing over four years. Mr. McMinn, who as a new director received a stock option grant to purchase 60,000 shares at $2.56, the market price on January 23, 2001, the grant date, did not receive the January 2001 grant. Mr. McMinn’s option also allows for early exercise, with our repurchase right lapsing over four years.
Stock Ownership Guidelines
      The Board of Directors believes that directors more effectively represent our shareholders, whose interests they are charged with protecting, if they are shareholders themselves. The Board adopted guidelines as recommended minimums for stock ownership by directors in 2003 and believes it is good practice to periodically review the guidelines and revise them, if appropriate. Therefore, outside directors should own Covad Common Stock equal in value to three times the annual cash Board retainer within three years of joining the Board. Our current directors have until January of 2006, to reach this recommended amount.
Compensation Committee Interlocks and Insider Participation
      The Compensation Committee is comprised of Messrs. Irving, Lynch and Ms. Runtagh, each of whom is a non-employee director. No member is or has been an officer or employee of Covad or any of its subsidiaries and there are no other relationships between committee members and Covad or any other company that are required to be disclosed under this caption by the regulations of the Securities and Exchange Commission.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16 of the Exchange Act requires our directors and certain of our officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the Nasdaq National Market. Such persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from these officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal 2004.
Executive Officers
      Our executive officers, their positions, and their respective ages, as of April 1, 2005, are:

Name	Age	Position

Charles E. Hoffman	56	President and Chief Executive Officer
Patrick J. Bennett	57	Executive Vice President
P. Michael Hanley	47	Executive Vice President, Customer Experience
James A. Kirkland	45	Senior Vice President, General Counsel and Secretary
Andrew S. Lockwood	48	Executive Vice President, Strategic Development
David McMorrow	38	Executive Vice President, Sales
John E. Trewin	58	Senior Vice President and Chief Financial Officer

      Officers serve at the discretion of the Board of Directors, subject to rights, if any, under contracts of employment. See “Executive Compensation.” Biographical information for Mr. Hoffman is provided above. See “— Information Regarding Our Nominees and Directors.”
      Patrick J. Bennett joined Covad in October 2001 as our Executive Vice President and General Manager, Covad Broadband Solutions, and became Executive Vice President in January 2004. Prior to joining Covad, Mr. Bennett served as Senior Vice President with TESSCO Technologies from March 2001 to October 2001. Before that, Mr. Bennett was with Rogers Wireless where he served as its Executive Vice President and Chief Operating Officer from December 1999 to March 2001 and as its Senior Vice President, Sales, from April 1998 to December 1999.
      P. Michael Hanley joined Covad in February 2002 as our Senior Vice President, Organizational Transformation, and was made Executive Vice President, Customer Experience, in September 2003. Mr. Hanley came to Covad from Rogers Wireless, Inc. where he served as its Vice President, Organizational Transformation, from October 1999 to October 2001 and as its Vice President, Credit Operations, from 1996 to 1999.
      James A. Kirkland joined Covad in October 2003 as our General Counsel and Senior Vice President. Prior to joining Covad, Mr. Kirkland served as General Counsel and Senior Vice President of Spectrum Development for Clearwire Technologies, Inc. from April 2001 to October 2003. Prior to joining Clearwire, Mr. Kirkland was a member of the law firm of Mintz Levin Cohn Ferris Glovsky & Popeo, P.C., where he had practiced since September 1984. He is also a member of the board of directors of the Information Technology Association of America (ITAA), a trade association serving the information technology industry.
      Andrew S. Lockwood joined Covad in July 2002 as our Senior Vice President of Marketing and in January 2003 was appointed as Executive Vice President, Covad Strategic Partnerships. He became our Executive Vice President, Strategic Development, in January 2004. Mr. Lockwood brings to Covad 21 years of experience in telecommunications, sales and marketing. Prior to joining Covad, he was Senior Vice President and General Manager of Inktomi’s Wireless Division from January 2000 to June 2002 where he was responsible for software engineering, product management, marketing, sales, finance, human resources and strategy. Prior to his position at Inktomi, Mr. Lockwood spent eight years at British Telecommunications (“BT”) in a variety of senior management positions, most recently as vice president of the Advance Alliance from February 1999 to November 1999. He was also deputy COO at Telfort Mobil Netherlands, general manager of the Retail and Logistics Sector and held senior positions in Cable Television Services, BT Mobile and BT Cellular.
      David McMorrow joined Covad in 1998 as our Vice President of Sales, Eastern Region, was made Senior Vice President, Strategic Development, in May 2002 and became our Executive Vice President, Sales, in January 2004.
      John E. Trewin joined Covad as Senior Vice President and Chief Financial Officer, effective March 16, 2005. Prior to joining Covad, Mr. Trewin served from April 2003 to February 2005 as the principal of Trewin & Associates, counseling domestic and international clients in the areas of finance, Securities and Exchange Commission compliance, investor relations and information technology. From January 1995 to January 2002, Mr. Trewin served as Vice President, Finance and Chief Financial Officer of California Micro Devices Corporation.
Involvement in Certain Legal Proceedings — Executive Officers
      See “Information Regarding Our Nominees and Directors — Involvement in Certain Legal Proceedings — Directors” for information relating to our legal proceedings. Mr. Hoffman was an executive officer at the time of the filing of Chapter 11 proceeding in 2001.

EXECUTIVE COMPENSATION
      The following table sets forth certain information with respect to compensation awarded to, earned by or paid to each person who served as our Chief Executive Officer or was one of our four other most highly compensated executive officers (collectively, the “Named Executive Officers”) during the fiscal year ended December 31, 2004.
Summary Compensation Table

						Long-Term
						Compensation
		Annual Compensation
					Restricted	Securities
	Fiscal			Other	Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(1)	Awards ($)	Options/SARs (#)	Compensation(2)

Charles E. Hoffman	2004	$542,308	$444,370	—	—	625,000	$774
President and Chief	2003	$500,004	$733,593	—	—	625,000	$428
Executive Officer	2002	$500,004	$542,483	—	—	—	$414
Patrick J. Bennett	2004	$285,000	$111,490	—	—	100,000	$774
Executive Vice President	2003	$285,000	$194,216	—	—	98,000	$774
	2002	$285,000	$126,343	—	—	—	$774
Mark A. Richman(3)	2004	$276,845	$70,226	—	—	100,000	$137,966	(4)
Executive Vice President	2003	$239,231	$164,310	—	—	98,000	$180
and Chief Financial	2002	$228,077	$100,723	—	—	—	$180
Officer
P. Michael Hanley(5)	2004	$271,154	$105,477	—	—	150,000	$270
Executive Vice President,	2003	$229,231	$163,176	—	—	98,000	$270
Customer Experience	2002	$192,923	$76,738	—	—	—	$229
Andrew S. Lockwood(6)	2004	$254,808	$89,142	—	—	100,000	$260
Executive Vice President,	2003	$265,000	$150,418	—	—	98,000	$270
Strategic Development	2002	$106,000	$23,342	—	—	200,000	$114
James A. Kirkland(7)	2004	$230,000	$89,974	—	—	150,000	$43,358	(8)
Senior Vice President,	2003	$35,385	$32,589	—	—	125,000	$24,858	(9)
General Counsel and
Secretary

(1)	The perquisites and other personal benefits, securities or property do not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the Named Executive Officers.

(2)	The dollar amount represents premium payments Covad made for these executives’ term life insurance.

(3)	Mr. Richman resigned from Covad in November 2004.

(4)	Amount includes $166 for term life insurance and $137,800 for payment per agreement between Covad and Mr. Richman for consultation services and release of all claims.

(5)	Mr. Hanley joined Covad in February 2002.

(6)	Mr. Lockwood joined Covad in August 2002.

(7)	Mr. Kirkland joined Covad in October 2003.

(8)	Amount includes $37,625 for moving expenses, $5,463 for life insurance, as well as $270 for term life insurance.

(9)	Amount includes $24,830 for moving expenses, as well as $28 for term life insurance.

Option/SAR Grants in Last Fiscal Year
      The following table sets forth information regarding stock options granted to the Named Executive Officers during the fiscal year ended December 31, 2004.

			Percent of Total			Potential Realizable Value
	Number of		Options			at Assumed Annual Rates
	Securities		Granted to	Exercise		of Stock Price Appreciation
	Underlying		Employees in	Price		for Option Term ($)(3)
	Options		Fiscal	per	Expiration
Name	Granted (#)		2004 (%)(2)	Share	Date	5%	10%

Charles E. Hoffman	625,000	(1)	9.47%	$3.340	02/26/12	$996,688	$2,387,242
Patrick J. Bennett	100,000	(1)	1.51%	$3.340	02/26/12	$159,470	$381,959
Mark A. Richman(4)	100,000	(1)	1.51%	$3.340	02/26/12	$159,470	$381,959
P. Michael Hanley	150,000	(1)	2.27%	$3.340	02/26/12	$239,205	$572,938
Andrew S. Lockwood	100,000	(1)	1.51%	$3.340	02/26/12	$159,470	$381,959
James A. Kirkland	150,000	(1)	2.27%	$3.340	02/26/12	$239,205	$572,938

(1)	The material terms of the option grants are as follows: (i) the options consist of qualified and nonqualified stock options; (ii) all have an exercise price equal to the fair market value on the date of grant; (iii) grants have an eight-year term and become exercisable over a four-year period (for example, grants of initial stock options to new employees typically vest at a rate of 25% of the option shares on the twelve-month anniversary of the grant date with the remainder vesting in 36 equal monthly installments); (iv) the options are not transferable; and (v) all options are otherwise subject to the terms and provisions of our 1997 Stock Plan.

(2)	Based on options covering an aggregate of 6,600,710 shares we granted during 2004 pursuant to our 1997 Stock Plan.

(3)	These amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. The potential realizable values are calculated by assuming our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until expiration of the granted options. The assumed 5% and 10% rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future stock price growth.

(4)	Mr. Richman resigned from Covad in November 2004.
Aggregated Option/SAR Exercises in Last Fiscal Year and Year-End Option/SAR Values
      The following table sets forth information with respect to the exercise of stock options during the year ended December 31, 2004 and the number and year-end value of shares of our common stock underlying the unexercised options held by the Named Executive Officers.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
	Shares	Value	December 31, 2004		December 31, 2004 ($)(2)
	Acquired on	Realized
Name	Exercise (#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Charles E. Hoffman	—	—	2,454,166	1,145,834	$2,918,343	$703,907
Patrick J. Bennett	—	—	239,249	158,751	$316,688	$102,572
Mark A. Richman(3)	256,541	$287,531	—	—	$—	$—
P. Michael Hanley	—	—	249,665	198,335	$286,605	$94,655
Andrew S. Lockwood	—	—	197,582	200,418	$166,605	$114,655
James A. Kirkland	—	—	67,709	207,291	$—	$—

(1)	Value represents the fair market value at exercise minus the exercise price.

(2)	Value represents the difference between the exercise price and the market value (i.e., closing price) of common stock of $2.15 December 31, 2004. An option is “in-the-money” if the market value of the common stock exceeds the exercise price.

(3)	Mr. Richman resigned from Covad in November 2004.
Securities Authorized for Issuance Under Equity Compensation Plans
      The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights under our existing equity compensation plans as of December 31, 2004.

			Number of Securities
			Remaining Available
			for Future Issuance
	Number of Securities		Under Equity
	to be Issued Upon	Weighted-Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected
	Warrants and Rights	Warrants and Rights	in Column (a))

Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	22,836,340	$6.08	19,250,902
Equity compensation plans not approved by security holders(2)	160,870	$6.44	266,225
Total	22,997,210	$6.10	19,517,127

(1)	These plans consist of the 1997 Stock Plan and the 2003 Employee Stock Purchase Plan. The 1997 Stock Plan provides for the grant of stock purchase rights and options to purchase shares of common stock to employees and consultants from time to time as determined by Covad’s board of directors. The number of shares that may be issued under the 1997 Stock Plan is subject to an annual increase to be added on the first day of Covad’s fiscal year equal to the lesser of (a) 3% of the outstanding shares of Covad’s stock on such date or (b) an amount determined by the Board. The 2003 Employee Stock Purchase Plan allows employees to purchase shares of Covad’s common stock at a discount from the market prices during set purchase periods. The number of shares that may be issued under the 2003 Employee Stock Purchase Plan is subject to an annual increase to be added on January 1 of each year equal to the lesser of either (a) 2% of the outstanding shares of Covad’s stock on such date, (b) 7 million shares or (c) an amount determined by a committee of the Board. Securities available for future issuance under Covad’s 2003 Employee Stock Purchase Plan are included in column (c) but are not included in columns (a) and (b) because the amount and price of securities purchased in an offering period are determined at the end of such offering period. Covad’s next offering period ends in June 2005. The number of shares remaining available for future grant includes 7,568,071 shares under our 2003 Employee Stock Purchase Plan.

(2)	These plans consist of the LaserLink.Net, Inc. 1997 Stock Plan, the BlueStar Communications Group, Inc. 2000 Stock Incentive Plan and the GoBeam, Inc. 2000 Employee and Consultant Equity Incentive Plan, all of which were assumed by Covad in connection with the acquisitions of each company and are described in Note 13 of the Financial Statements included in our annual report on Form 10-K, which was enclosed with this proxy statement. Covad does not intend to grant additional options under these plans.
Employment Agreements, Termination of Employment and Change-In-Control Arrangements
      With respect to all options granted under our 1997 Stock Plan, in the event that we merge with or into another corporation resulting in a change of control involving a shift in 50% or more of the voting power of our capital stock, or the sale of all or substantially all of our assets, the options will fully vest and become exercisable one year after the change of control or earlier in the event the individual is constructively terminated or terminated without cause or in the event the successor corporation refuses to assume the options.

      In May 2001, we entered into a written employment agreement with Charles E. Hoffman, our President and Chief Executive Officer. Mr. Hoffman was to receive compensation in the form of a $500,000 annual base salary and a targeted bonus of $375,000, or 75% of his annual base salary, if he attained specified performance goals. This targeted bonus amount was increased to 100% of his annual base salary beginning in 2003. In February 2004, Mr. Hoffman received a merit increase of $50,000, bringing his annual base salary to $550,000. In the event that Mr. Hoffman is terminated without cause (“cause” generally means conviction of a felony, habitual neglect of duties after warning, or engaging in serious misconduct affecting credibility or reputation), we have agreed to pay his salary for an additional year from his termination date, provided that he does not become employed by one of our competitors. Mr. Hoffman has agreed to be bound by customary confidentiality provisions.
      We originally adopted our Executive Severance Plan (the “Plan”) in 2003, and the Plan was scheduled to expire on December 31, 2004. On October 1, 2004, our Compensation Committee amended the Plan and extended it until December 31, 2007. The amended Plan continues to provide that upon notice prior to December 31, 2007 of termination of service, covered executives will generally receive an amount equal to six months of their salaries unless they are terminated for cause or uncorrected performance deficiencies (as defined in the Plan).
      We have entered into Change-in-Control Agreements with all of our executive officers that provide each covered executive with specific additional rights and additional benefits. Upon the termination of a covered executive’s employment under certain circumstances following a change-in-control, the executive will be entitled to receive special termination benefits, including a lump sum payment of equal to three years (for our Chief Executive Officer), two years (for our executive officers other than our Chief Executive Officer) or one year (for other designated key employees), base salary and target bonus. The special termination benefits are generally payable if we terminate the executive without cause (“cause” generally means conviction of a crime with premeditation, serious misconduct involving dishonesty in the course of employment, or habitual neglect of duties after warning) within either one year or two years following a change-in-control (depending on the covered executive’s position with us). The special benefits are also payable if the executive resigns as a result of specified actions taken by us (including a significant reduction in the executive’s compensation or responsibilities or a change in the executive’s job location) within either two years (for our Chief Executive Officer and other executive officers) or one year (for other designated key employees) following a change-in-control (depending on the covered executive’s position with us). The agreement with our Chief Executive Officer further provides that special termination benefits are also payable upon voluntary termination of employment for any reason during the 30-day period following the first anniversary of the date of the change-in-control.
      In addition, in certain circumstances where a payment or distribution by us to an executive officer is determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the executive will be entitled to receive a payment on an after-tax basis equal to the excise tax imposed.
Limitation on Liability and Indemnification Matters
      Our Amended and Restated Certificate of Incorporation limits the liability of our directors to the maximum extent permitted by Delaware law, and our Bylaws provide that we will indemnify our directors and officers and may indemnify our other employees and agents to the fullest extent permitted by law. We also entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our Bylaws. Our Board of Directors believes that these provisions and agreements are necessary to attract and retain qualified directors and executive officers.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      The Compensation Committee is comprised of Messrs. Irving and Lynch and Ms. Runtagh, each of whom is an independent director. The Compensation Committee sets, reviews and determines our executive compensation policy and administers our 1997 Stock Plan and 2003 Employee Stock Purchase Plan. The

Compensation Committee approves and recommends all stock option grants to executive officers, all base salaries to executive officers and any individual performance-based cash bonus payments to executive officers.
Compensation Philosophy
      Our overall compensation philosophy is to link total compensation with long-term performance based on our goal of delivering profitable growth and being the highest quality provider of broadband and related services in the nation. Since we operate in a competitive and rapidly changing technology and telecommunications industry, the Compensation Committee believes that compensation programs for the executive officers should be designed to attract, reward, motivate and retain talented executives.
      Our cash compensation package for our executive officers consists of two components: (1) base salary and (2) performance-based bonuses. Base salary and performance bonuses are intended to reward near-term success in our path to profitability while using stock options to promote stock ownership and provide executives with a significant stake in our long-term performance and success. In light of this, the total compensation positioning of our executive officers is routinely compared with those of other similar technology and telecommunications companies and is adjusted to be competitive.
      The Compensation Committee uses the services of Hewitt Associates LLC (“Hewitt”), an executive compensation-consulting firm, to perform competitive peer analysis. The Compensation Committee worked jointly with Hewitt to identify a group of peer companies based on market capitalization, geographic location, performance and similarity in lines of business.
Base Salary
      Our policy is to target base salary levels at the median of our peer companies in the technology and telecommunications market. Initially, the base salaries of executive officers are determined by evaluating the responsibilities of the position held and the experience and performance of the individual, with reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at peer companies in the technology and telecommunications market. The Compensation Committee reviews executive salaries annually and adjusts them as appropriate to reflect changes in the market conditions, individual performance and responsibility, prior experience and salary history.
      In February of 2004, the Compensation Committee approved annual base salary increases of $50,000 for Mr. Hoffman, $25,000 for Mr. Hanley and $15,600 for Mr. Richman. Mr. McMorrow received a $40,000 annual base salary increase in January of 2004. In February of 2005, the Compensation Committee approved annual base salary increases of $11,000 for Mr. Hanley, $20,000 for Mr. McMorrow and $10,000 for Mr. Kirkland.
Bonuses
      Our executive officers are eligible for quarterly and annual cash bonuses. Our policy is to target the sum of these quarterly and annual cash bonuses at the 75th percentile of our peer companies in the technology and telecommunications market because our bonus plan is based on financial targets and metrics that represent a significant improvement from current results. The actual amount of quarterly bonuses depends on our quarterly performance and whether we achieve certain financial targets and other metrics, which are based on the targets that are set forth in our operating plan, as approved by the Board of Directors. Annual bonuses are based on each executive’s individual performance as well as our performance relative to our competitors. For each of our executive officers (other than our Chief Executive Officer), the targeted sum of the quarterly and annual bonuses in 2004 was 50% of the executive officer’s base salary. In February of 2005 the Compensation Committee increased this target to 60%. The targeted sum of the quarterly and annual bonuses for our Chief Executive Officer is 100% of his base salary.
      In 2004, quarterly cash bonuses were paid out above target in the first and second quarters because financial targets were achieved and exceeded. Quarterly bonuses were not paid in the third and fourth quarters because we did not achieve the quarterly financial targets. At the Compensation Committee’s February 2005 meeting, the Compensation Committee considered annual bonuses for 2004 based on appraisals of each executive’s performance and achievement of goals and objectives established by their manager and our overall performance in relation to our operating plan and our competitors and peer companies in the technology and telecommunications market. The Compensation Committee also considered several additional factors, including the total cash compensation necessary to meet the objectives of hiring and retaining top executive talent. The Compensation Committee determined that based on these quantitative and qualitative factors that annual bonuses should be paid to the executive officers. The Compensation Committee also took the performance evaluations of the executive officers into consideration in setting the amount of those bonuses. In March of 2005, the Compensation Committee also approved a one-time bonus in the amount of $25,000 for Mr. Bennett.
      The following table lists the targeted and the actual bonuses for our Named Executive Officers in 2004:

	Bonus	Bonus
Name	Target	Compensation

Charles E. Hoffman	$550,000	$444,370
Patrick J. Bennett	$142,500	$111,490
Mark A. Richman(1)	$137,500	$70,226
P. Michael Hanley	$137,500	$105,477
Andrew S. Lockwood	$132,500	$89,142
James A. Kirkland	$115,000	$89,974

(1)	Mr. Richman resigned from Covad in November 2004.
Long-Term Incentive Awards
      Under our 1997 Stock Plan, stock options may be granted to executive officers and other employees. Upon joining Covad, an individual’s initial option grant is based upon the individual’s responsibilities and position. The size of subsequent stock option awards, if any, are based primarily on an individual’s performance and responsibilities. Because of the competitive nature of the technology and telecommunications industry in which we compete, the Compensation Committee believes stock option grants are an effective method of structuring executive compensation to focus on a longer term view of our performance and to help to ensure that the executives’ and the stockholders’ interests are aligned. The number of shares subject to each stock option granted to executive officers is within the discretion of the Compensation Committee and is based on each executive’s position within Covad, past performance, anticipated future contributions, and prior option grants. During 2004, executive officers received options to purchase 1,225,000 shares of common stock in the aggregate, including 100,000 shares granted to Mr. Richman, who subsequently departed.
Chief Executive Officer Compensation
      Mr. Hoffman’s annual base salary and targeted annual bonus is determined using the same methodology used for our other executive officers, as described above.
      Using this methodology, in February of 2004 the Compensation Committee established Mr. Hoffman’s 2004 base salary at $550,000, which was a $50,000 increase from his 2003 salary level, which was set in the agreement we entered into with Mr. Hoffman upon the commencement of his employment in June 2001. This placed Mr. Hoffman’s base salary slightly above the median of base salaries paid by those companies selected for peer comparison.
      In February 2004, the Compensation Committee granted Mr. Hoffman options to purchase up to 625,000 shares of common stock vesting over four years (otherwise subject to the terms and provisions of our 1997 Stock Plan). In granting this option, the Compensation Committee reviewed Mr. Hoffman’s outstanding options, the number of shares of common stock Mr. Hoffman already owned and Covad’s performance in 2003, as well as a comparison to peer companies.

      For 2004, Mr. Hoffman’s targeted sum of his quarterly and annual bonuses was 100% of his annual base salary. Quarterly cash bonuses of $167,262 and $108,646 were paid to Mr. Hoffman in the first and second quarters of 2004, respectively. As with our other executive officers, these quarterly bonuses were paid out above the targeted level because financial targets were achieved and exceeded. Also as with our other executive officers, quarterly bonuses were not paid in the third and fourth quarters because we did not achieve the quarterly financial targets.
      At the Compensation Committee’s February 2005 meeting, the Compensation Committee determined Mr. Hoffman’s annual bonus for 2004 based on their appraisal of his performance and our overall performance in relation to our annual budget and our competitors and peer companies in the technology and telecommunications market. The Compensation Committee also considered several additional factors, including the total cash compensation necessary to meet the objectives of hiring and retaining top executive talent. Based on these considerations, the Compensation Committee determined that based on Covad’s performance in 2004, Mr. Hoffman earned an annual bonus of $168,462. The sum of Mr. Hoffman’s quarterly and annual bonuses was $444,370, which represented approximately 82% of his base salary for fiscal year 2004. Mr. Hoffman also received the benefit of term life insurance, whose premiums were paid by Covad.
Compliance with Internal Revenue Code Section 162(m)
      The Compensation Committee has considered the potential impact of Section 162(m) of the Code and the regulations thereunder. Section 162(m) and related regulations disallow a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Executive Officers, unless such compensation is performance-based. The regulations exclude from this limit performance-based compensation and stock options that satisfy specified requirements, such as stockholder approval. The Compensation Committee’s policy is to qualify its executive officers’ compensation for deductibility under applicable tax laws to the extent practicable and consistent with our compensation objectives.
      Income related to stock options granted under the 1997 Stock Plan generally qualifies for an exemption from these restrictions as performance-based compensation. Other compensation paid to the executive officers for 2004 (other than our Chief Executive Officer) did not approach the $1,000,000 limit per officer and is unlikely to do so in the foreseeable future. The Compensation Committee will consider appropriate actions should the individual non-option related compensation of any executive officer ever approach the $1,000,000 level. However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to our success. Consequently, the Compensation Committee recognizes that the loss of a tax deduction could be necessary in some circumstances.
Review of all Components of Executive Compensation
      The Compensation Committee has reviewed all components of our Chief Executive Officer and our four other most highly compensated executive officers’ compensation, including salary, bonus, equity compensation and the projected payout obligations under the executive officers’ change-in-control agreements.

      Based on this review, the Compensation Committee finds our Chief Executive Officer’s and our four other most highly compensated executive officers’ total compensation (and, in the case of the severance and change-in-control scenarios, the potential payouts) in the aggregate to be reasonable and not excessive.

Submitted by the Compensation Committee of the Board of Directors,

Larry Irving
Daniel C. Lynch
Hellene S. Runtagh
April 29, 2005

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
      The Audit Committee of the Board of Directors is composed of four independent directors, as independence for audit committee members is defined in the National Association of Securities Dealers’ listing standards, and operates under a written charter adopted by the Board of Directors.
      As members of the Audit Committee for the 2005 fiscal year, we assist the Board of Directors in discharging its responsibilities relating to the oversight of the accounting, financial reporting, internal controls, financial practices and audit activities of Covad and its subsidiaries. The Board of Directors has determined that each member of the Audit Committee is an independent director as defined in the National Association of Securities Dealers’ listing standards. The Audit Committee operates under a charter that was amended and restated by the Board of Directors on February 23, 2005, and is attached in Appendix A.
      In fulfilling its oversight role, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements of Covad. The Audit Committee met nine times during the 2004 fiscal year, including meetings with our independent registered public accounting firm to review our quarterly and annual results. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the financial statements are complete and accurate and conform to generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of Covad’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. PricewaterhouseCoopers LLP, Covad’s independent registered public accounting firm, is responsible for expressing an opinion on the conformity of Covad’s audited financial statements to generally accepted accounting principles.
      The Audit Committee discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Our independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.
      Based upon the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors,

L. Dale Crandall
Robert C. Hawk
Daniel C. Lynch
Hellene S. Runtagh
April 29, 2005

Performance Graph
      The graph below provides an indicator of cumulative total stockholder returns as compared with the Nasdaq National Market and Dow Jones Telecommunications Index weighted by market value at each measurement point. This graph covers the period of time beginning December 31, 1999, when our common stock was first traded on the Nasdaq National Market, through December 31, 2004.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG COVAD COMMUNICATIONS GROUP, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE DOW JONES US TELECOMMUNICATIONS INDEX

*	$100 invested on 12/31/99 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.
      The comparisons shown in the graph are based upon historical data and we caution that the stock price performance shown in the graph is not necessarily indicative of, nor intended to forecast, potential future performance of our common stock. Information used in the graph was obtained from Research Data Group, Inc., a source believed to be reliable, but we are not responsible for any errors or omissions in such information. We were delisted from the Nasdaq National Market on July 20, 2001 and the share price information above for the period from and after that date is based on data from Nasdaq’s “OTC Bulletin Board.”

Strategic Investments and Relationships
      On March 10, 2004, Covad completed a private placement of $125,000 in aggregate principal amount of 3% Convertible Senior Debentures (“Debentures”) due 2024, which are convertible into shares of Covad’s common stock at a conversion price of approximately $3.1742 per share, subject to certain adjustments. The Debentures mature on March 15, 2024. Covad may redeem some or all of the Debentures for cash at any time on or after March 20, 2009. Holders of the Debentures have the option to require Covad to purchase the Debentures in cash, in whole or in part, on March 15, 2009, 2014 and 2019. The holders of the Debentures will also have the ability to require us to purchase the Debentures in the event that Covad undergoes a change-in-control. In each case, the redemption or purchase price would be at 100% of their principal amount, plus accrued and unpaid interest thereon. Net proceeds from the Debentures were approximately $119,961 after commission and other transaction costs. Covad incurred approximately $5,039 in transaction costs in conjunction with the placement of the Debentures. The debt issuance costs are being amortized to operations over sixty months, the period through to the first date that holders have the option to require us to purchase the Debentures.
      In September 2002, we granted three warrants to a customer, America Online, Inc. (“AOL”). These warrants provide AOL with the right to purchase 1,500,000 shares of our common stock for $1.06 per share, 1,000,000 shares of our common stock for $3.00 per share, and 1,000,000 shares of our common stock for $5.00 per share. These warrants have a seven-year term and are immediately exercisable, fully vested and non-forfeitable at the time of grant. In January 2003, we granted three warrants to another customer, AT&T Corp. (“AT&T”). These warrants provide AT&T with the right to purchase 1,000,000 shares of our common stock for $0.94 per share, 1,000,000 shares of our common stock for $3.00 per share, and 1,000,000 shares of our common stock for $5.00 per share. These warrants have a seven-year term and are immediately exercisable, fully vested and non-forfeitable at the time of grant.
Related Party Transactions
      A member of our Board of Directors, Richard A. Jalkut, is the President and CEO of TelePacific Communications, one of our resellers. We recognized revenues from TelePacific of approximately $369,000, $611,000 and $1,311,000 for the years ended December 31, 2004, 2003 and 2002, respectively. Accounts receivables from TelePacific were approximately $29,000 and $103,000 as of December 31, 2004 and 2003, respectively.
      Another member of our Board of Directors, L. Dale Crandall, is a member of the Board of Directors of BEA Systems, Inc., which supplies us with software and related support. We paid approximately $890,000, $2,232,000 and $121,000 to BEA during the years ended December 31, 2004, 2003 and 2002, respectively.
      Charles E. Hoffman, our Chief Executive Officer, is a director of Chordiant Software Inc., one of our vendors. We paid approximately $3,387 to Chordiant in 2004. No amounts were paid to this vendor in 2003 and 2002.
      Gary Hoffman, a sibling of our Chief Executive Officer, Charles E. Hoffman, is employed by Covad. In 2004, Gary Hoffman received $80,000 of base salary and $26,000 of sales commissions, as well as an option grant to purchase 4,000 shares of our common stock at an exercise price of $3.34.
      We believe the terms of these transactions are comparable to transactions that would likely be negotiated with independent parties.

PRINCIPAL STOCKHOLDERS
      The following table sets forth certain information regarding ownership of our common stock as of April 1, 2005 by:

•	each Named Executive Officer;

•	each of our directors;

•	all of our executive officers and directors as a group; and

•	all persons known to Covad to beneficially own 5% or more of our common stock.
      Share ownership in each case includes shares issuable upon exercise of outstanding options and warrants that are exercisable within 60 days of April 1, 2005 as described in the footnotes below. Percentage ownership is calculated pursuant to SEC Rule 13d-3(d)(1) and based on 263,935,641 shares of our common stock outstanding as of April 1, 2005. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Covad Communications Group, Inc., 110 Rio Robles, San Jose, California 95134.

Beneficial Owner	Number	Percentage

FMR Corp.(1)	26,227,635	9.88%
Charles McMinn(2)	3,692,122	1.40%
L. Dale Crandall(3)	148,124	*
Robert C. Hawk(4)	768,494	*
Charles E. Hoffman(5)	3,087,657	1.17
Larry Irving(6)	187,937	*
Richard A. Jalkut(7)	116,250	*
Daniel C. Lynch(8)	288,815	*
Hellene S. Runtagh(9)	236,750	*
Patrick J. Bennett(10)	300,687	*
P. Michael Hanley(11)	325,664	*
James A. Kirkland(12)	105,505	*
Andrew S. Lockwood(13)	251,124	*
David McMorrow(14)	157,818	*
Mark A. Richman(15)	27,529	*
John E. Trewin(16)	0	*
All current executive officers and directors as a group (14 persons)	9,666,947	3.66%

*	Represents beneficial ownership of less than 1% of our outstanding stock.

(1)	Includes 24,647,361 shares beneficially owned by Fidelity Management & Research Company as a result of it acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, which includes 1,575,200 shares issuable to these investment companies upon conversion of $5,000,000 principal amount of our convertible Debentures held by them; and (2) 1,580,274 shares held by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity Management & Research Company, and the funds each has the sole power to dispose of the 24,647,361 shares owned by the Fidelity Funds. The voting power with respect to the shares held by Fidelity Management & Research Company rests solely with the Boards of Trustees of each of the investment companies to which it acts as investment adviser. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has the sole power to dispose of the 1,580,274 shares owned by Fidelity Management Trust Company and the sole power to vote or to direct the voting of 1,554,411 of these shares and no power to vote or direct the voting of 25,863 of the shares. The information provided with respect to these shareholders is based solely upon a Schedule 13G dated February 14,

2005, filed by such shareholders with the Securities and Exchange Commission. The Company has not done any independent investigation with respect to the beneficial ownership of these shareholders. The address for FMR Corp. is 82 Devonshire Street, Boston, MA 02109.

(2)	Includes 3,125 shares of common stock subject to options exercisable within 60 days of April 1, 2005.

(3)	Includes 5,624 shares of common stock subject to options exercisable within 60 days of April 1, 2005.

(4)	Includes 3,334 shares of common stock subject to options exercisable within 60 days of April 1, 2005.

(5)	Includes 185,416 shares of common stock subject to options exercisable within 60 days of April 1, 2005.

(6)	Includes 3,125 shares of common stock subject to options exercisable within 60 days of April 1, 2005.

(7)	Includes 5,000 shares of common stock subject to options exercisable within 60 days of April 1, 2005.

(8)	Includes 3,542 shares of common stock subject to options exercisable within 60 days of April 1, 2005.

(9)	Includes 3,334 shares of common stock subject to options exercisable within 60 days of April 1, 2005.

(10)	Includes 19,583 shares of common stock subject to options exercisable within 60 days of April 1, 2005.

(11)	Includes 21,667 shares of common stock subject to options exercisable within 60 days of April 1, 2005.

(12)	Includes 15,623 shares of common stock subject to options exercisable within 60 days of April 1, 2005.

(13)	Includes 15,418 shares of common stock subject to options exercisable within 60 days of April 1, 2005.

(14)	Includes 17,499 shares of common stock subject to options exercisable within 60 days of April 1, 2005.

(15)	Mr. Richman resigned as an officer of Covad in November 2004.

(16)	Includes 0 shares of common stock subject to options exercisable within 60 days of April 1, 2005.
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM,
PRICEWATERHOUSECOOPERS LLP, FOR THE 2005 FISCAL YEAR
(Item No. 2 on the Proxy Card)
      Our Audit Committee has selected, and is submitting for ratification by the stockholders its selection of the firm of PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2005 and until their successors are appointed. Although action by stockholders is not required by law, the Audit Committee has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding the selection, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year, if the Audit Committee feels that such a change would be in the best interests of Covad and its stockholders. In the event of a negative vote on ratification, the Audit Committee will reconsider the selection of PwC as our independent registered public accounting firm.
      On April 6, 2004, our Audit Committee determined to engage PwC as our independent registered public accounting firm for fiscal year 2004. Ernst & Young LLP (“E&Y”), Covad’s prior independent auditor, was dismissed by the Audit Committee as of April 6, 2004.
      We retained E&Y to audit our consolidated financial statements for fiscal year 2003, and retained E&Y, as well as other accounting and consulting firms (not including PwC), to provide various other non-audit and audit services in fiscal year 2003.
      E&Y’s audit reports on our consolidated financial statements as of and for the year ended December 31, 2003 did not contain any adverse opinion or disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principles.
      During the year ended December 31, 2003 and the subsequent period through April 6, 2004, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which disagreements, if not resolved to E&Y’s satisfaction, would have caused E&Y to make reference to the subject matter of the disagreement in connection with its audit reports on our consolidated financial statements for such years, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.
      During the year ended December 31, 2003 and through April 6, 2004, we did not consult PwC with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.
      For the year ended December 31, 2004, the following table sets forth the aggregate fees and related expenses for professional services provided by PwC during 2004 and E&Y, our prior independent registered public accounting firm, during 2004 and 2003. No fees or expenses were paid to PwC for professional services in 2003. The Audit Committee considered the provision of the services corresponding to these fees, and the Audit Committee believes that the provision of these services is compatible with PwC and E&Y maintaining their independence. The Audit Committee pre-approval policies and procedures require prior approval of each engagement of PwC and E&Y to perform services. We adopted these pre-approval policies in September 2002 in accordance with the requirements of the Sarbanes-Oxley Act and the professional services listed below that were provided after September 2002 were approved in accordance with these policies.

	2004
			2003
	PwC	E&Y	E&Y

Audit fees	$3,996	$524	$1,952
Audit-related fees	—	—	3
Tax fees	—	—	258
Design and implementation	—	—	—
All other fees	2	—	—

TOTAL	$3,998	$524	$2,213

      For the year ended December 31, 2004, fees for PwC audit services include fees associated with the integrated annual audit, reviews of Covad’s quarterly reports on Form 10-Q, accounting consultations and SEC registration statements. All other fees include fees associated with the annual subscription to PwC’s online accounting and auditing research tool.
      For the year ended December 31, 2004, fees for E&Y audit services include fees associated with SEC registration statements and the transition from E&Y to PwC as its independent registered public accounting firm. For the year ended December 31, 2003, fees for E&Y audit services include fees associated with the annual audit, reviews of Covad’s quarterly reports on Form 10-Q, accounting consultations and SEC registration statements. Audit-related fees include fees associated with the annual subscription to E&Y online accounting and auditing research tool. Tax fees included tax compliance, tax advice and tax planning.
      Representatives of PwC are expected to be at the Annual Meeting. Representatives of PwC will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE
RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR THE 2005 FISCAL YEAR.
STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING
      Under our Bylaws, stockholders who wish to present proposals for action, or to nominate directors, at our next annual meeting of stockholders (that is, the next annual meeting following the Annual Meeting to which this Proxy Statement relates) must give written notice thereof to our Corporate Secretary at the address set forth on the cover page of this Proxy Statement in accordance with the provisions of our Bylaws, which require that such notice be given not less than 30 days nor more than 60 days prior to the meeting. However, in the event that less than 35 days notice of the meeting is given to stockholders, notice of proposals must have been received by the Corporate Secretary not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed. These stockholder notices must contain information required by our Bylaws. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. If a matter is properly brought before our next annual meeting under the procedures outlined in this paragraph, the proxy holders named by our Board of Directors will have the discretion to vote on such matter without having received directions from stockholders delivering proxies to them for such meeting, provided that our proxy statement for our next meeting briefly describes the matter and how the proxy holders intend to vote on it.
      In order for proposals to be eligible for inclusion in our proxy statement and proxy card for the next annual meeting pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals would have to be received by our Corporate Secretary no later than January 3, 2006 and satisfy the conditions established by the SEC for stockholder proposals. In order for such stockholder proposals to be eligible to be brought before the stockholders at the next annual meeting, the stockholder submitting such proposals must also comply with the procedures, including the deadlines, required by our then current Bylaws, as referenced in the preceding paragraph. Stockholder nominations of directors are not stockholder proposals within the meaning of Rule 14a-8 and are not eligible for inclusion in our proxy statement. Any such nominations should comply with our Bylaws.
TRANSACTION OF OTHER BUSINESS
      At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment or postponement of the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors,

James A. Kirkland
Senior Vice President, General Counsel and Secretary
April 29, 2005

APPENDIX A
THIRD AMENDED AND RESTATED
CHARTER FOR THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF COVAD COMMUNICATIONS GROUP, INC.
ARTICLE I
PURPOSE
      The purpose of the Audit Committee of the Board of Directors (the “Board”) of Covad Communications Group, Inc. (the “Corporation”) is to assist the Board in fulfilling its statutory and fiduciary oversight responsibilities relating to the Corporation’s financial accounting, reporting and internal controls over financial reporting. The Audit Committee’s principal functions are to:

•	monitor the periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control over financial reporting that are conducted by the Corporation’s financial and senior management;

•	discuss with the independent auditors the results of their reviews and their audit of the Corporation’s financial statements and its internal controls over financial reporting;

•	review and evaluate the independence and performance of the Corporation’s independent auditors; and

•	facilitate communication among the Corporation’s independent auditors, the Corporation’s financial and senior management, and the Board.
      The Audit Committee will fulfill these functions primarily by carrying out the activities enumerated in Part III of this charter. In order to serve these functions, the Audit Committee shall have unrestricted access to Corporation personnel and documents, and shall have authority to direct and supervise an investigation into any matters within the scope of its duties, and retain and compensate outside counsel, accounting experts and other advisors as it determines is necessary in order to carry out its duties.
      While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Audit Committee to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management. The Corporation’s independent auditors are responsible for planning and conducting audits to determine whether the financial statements present fairly in all material respects the financial position of the Corporation.
ARTICLE II
COMPOSITION
      All members of the Audit Committee shall be appointed by and shall serve at the discretion of the Board. Unless a chair is elected by the full Board, the members of the Audit Committee may designate a Chair by majority vote of the Audit Committee membership.
      The Audit Committee shall be comprised of not less than three members of the Board. Subject to the foregoing, the exact number of members of the Audit Committee shall be fixed and may be changed from time by resolution duly adopted by the Board.
      The membership of the Audit Committee shall satisfy the requirements of familiarity with financial statements and other qualifications of, applicable law, including rules and regulations adopted by the Securities and Exchange Commission and the listing regulations of Nasdaq Stock Market, Inc. (“Nasdaq”), as they may be amended from time to time. In addition, all members of the Audit Committee shall be persons who are members of the Board but are neither officers nor employees of the Corporation or any subsidiary of the Corporation and who have no relationship which would (A) render them not independent according to applicable law or applicable requirements for the listing of the Corporation’s securities, or, (B) in the opinion of the Board, interfere with the exercise of independent judgment in carrying out the responsibilities of an Audit Committee member. The Audit Committee shall also include at least one member that satisfies applicable standards of financial expertise.
ARTICLE III
FUNCTIONS
      The independent auditors engaged by the Corporation to audit the Corporation’s financial statements shall be accountable ultimately to the Audit Committee. The Audit Committee shall:

A. Independent Auditors

•	Have sole authority to appoint or discharge the independent auditors. The independent auditors shall also report directly to the Audit Committee.

•	Be responsible for compensating and overseeing the work of the independent auditors.

•	Meet with the independent auditors to review the plan and scope for each audit of the financial statements and internal control over financial reporting of the Corporation and related services, including pre-approving proposed fees to be incurred with respect thereto.

•	Review and recommend action with respect to the results of each independent audit of the financial statements and internal control over financial reporting of the Corporation, including any problems encountered in connection with such audit and recommendations of the independent auditors arising as a result of such audit.

•	Discuss with the Corporation’s independent auditors the matters required to be communicated pursuant to Statement on Auditing Standards No. 61 (“SAS 61”) as SAS 61 may be amended or supplemented.

•	Review and approve processes and procedures to ensure the continuing independence of the Corporation’s independent auditors in accordance with applicable law and the listing regulations of Nasdaq. These processes shall include pre-approval of all audit and non-audit services, obtaining and reviewing, on at least an annual basis, a letter from the independent auditors describing all relationships between the independent auditors and the Corporation required to be disclosed by Independence Standards Board Standard No. 1, reviewing the nature and scope of such relationships, discussing these relationships with the independent auditors and discontinuing any relationships that the Audit Committee believes could compromise the independence of the auditors.

B. Financial Statements

•	Review the Corporation’s quarterly and annual financial statements and any report or opinion by the independent auditors, prior to distribution to the public or filing with the SEC.

•	In connection with the review of the annual financial statements:

•	Discuss with the independent auditors and management the financial statements and the results of the independent auditor’s audit of the financial statements.

•	Discuss any items required to be communicated by the independent auditors in accordance with SAS 61, as amended. These discussions should include the independent auditors’ judgments about the quality and appropriateness of the Corporation’s accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the Corporation’s financial statements and any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

•	In connection with the review of the quarterly financial statements:

•	Discuss with the independent auditors and management the results of the independent auditors’ SAS 100 review of the quarterly financial statements.

•	Discuss significant issues, events and transactions and any significant changes regarding accounting principles, practices, judgments or estimates with management and the independent auditors, including any significant disagreements among management and the independent auditors.

•	In connection with the Audit Committee’s review of the quarterly and annual financial statements, discuss with management and the independent auditors the Corporation’s selection, application and disclosure of critical accounting policies, any significant changes in the Corporation’s accounting policies and any proposed changes in accounting or financial reporting that may have a significant impact on the Corporation.

•	Based on (1) review and discussions with management; (2) discussion with the independent auditors of the matters to be communicated pursuant to SAS 61, as amended; and (3) the receipt of the written disclosures from the Corporation’s independent auditors regarding independence, recommend to the Corporation’s Board whether the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

•	Resolve any disagreements between management and the auditor.

C. Internal Accounting

•	Periodically review and discuss with the Corporation’s financial management the adequacy and effectiveness of the Corporation’s system of internal controls over financial reporting, including the adequacy of the systems of reporting to the Audit Committee.

•	Discuss with the independent auditors any significant matters regarding internal controls over financial reporting that have come to their attention during the conduct of their audit.

•	Review the scope and results of the Corporation’s internal auditing procedures and practices and oversee the effectiveness thereof.

•	Discuss any comments or recommendations of the independent auditors outlined in their annual management letter. Approve a schedule for implementing any recommended changes and monitor compliance with the schedule.

D. Other Duties

•	Establish procedures to receive, retain and evaluate complaints regarding accounting, internal accounting controls or auditing matters, and for employees to submit confidential, anonymous concerns regarding questionable accounting or auditing matters.

•	At least annually, review the adequacy of this Charter and recommend to the Corporation’s Board any changes to this Charter that the Audit Committee deems necessary or desirable. Submit the charter to the Corporation’s Board for review and approval and include a copy of the charter as an appendix to the Corporation’s proxy statement as required by applicable law and the rules and regulations of the Securities and Exchange Commission (currently, once every three years).

•	At least annually, review the Audit Committee’s own structure, process and membership requirements.

•	Review the Management’s Discussion and Analysis section of the Corporation’s annual reports on Form 10-K and quarterly reports on Form 10-Q prior to the filing with the SEC and discuss with management.

•	Annually prepare a report to the Corporation’s stockholders for inclusion in the Corporation’s annual proxy statement as required by applicable law and the rules and regulations of the Securities and Exchange Commission.
      Further, the Audit Committee shall perform any other activities required by applicable law, rules or regulations, including the rules of the Commission and any stock exchange or market on which the Corporation’s Common Stock is listed, and perform other activities that are consistent with this charter, the Company’s Bylaws and governing laws, as the Committee or the Board deems necessary or appropriate. Without limiting the foregoing, the Committee may also make such investigations and reviews of the Corporation and its operations as the Chief Executive Officer or the Board of Directors may from time to time request, or as may be necessary to fulfill its duties to the Company.
ARTICLE IV
PROCEDURES
      The Audit Committee shall meet periodically with the independent auditors out of the presence of the management to discuss internal controls over financial reporting, whether the financial statements present fairly in all material respects the financial position of the Corporation and any other matters that the Audit Committee believes should be discussed privately. The Audit Committee members shall communicate with management and the independent auditors at least once per quarter in connection with their review of the Corporation’s financial statements.
      Regular meetings of the Audit Committee may be held at such time and place as the Audit Committee shall determine from time to time. The Audit Committee shall maintain minutes of meetings and periodically report to the Board on significant matters related to the Audit Committee’s responsibilities. One or more members of the Audit Committee may be designated by the Audit Committee to grant pre-approvals of audit or non-audit related services. If such designated member has granted any pre-approvals, then such pre-approvals must be presented to the Audit Committee at the next scheduled meeting.

PROXY

COVAD COMMUNICATIONS GROUP, INC.

Proxy for Annual Meeting of Stockholders to be held June 9, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders of Covad Communications Group, Inc. (“Covad”) dated April 29, 2005 and the accompanying Proxy Statement relating to the above-referenced annual meeting, and hereby appoints Charles E. Hoffman or John E. Trewin, or either of them, with full power to each of substitution and resubstitution in each, as attorneys and proxies of the undersigned.

Said proxies are hereby given authority to vote all shares of Covad common stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders, to be held at 2:00 p.m. Pacific Time, on June 9, 2005, at the Westin Santa Clara in Santa Clara, California and at any and all adjournments or postponements thereof (the “Annual Meeting”) on behalf of the undersigned on the matters set forth on the reverse side hereof and in the manner designated thereon.

When this Proxy is properly executed, the shares represented hereby will be voted in accordance with the instructions in this proxy. If no direction is made, this proxy will be voted FOR all of the nominees listed herein (or substitute nominees selected by the Board of Directors) and FOR all the proposals listed herein, and in the discretion of the proxies on such other matters as may properly come before the Annual Meeting, including, among other things, consideration of any motion made for adjournment or postponement of the Annual Meeting to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

IF VOTING BY PAPER, PLEASE DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU CAN ALSO VOTE VIA THE INTERNET OR BY TELEPHONE.

(See reverse side)

FOLD AND DETACH HERE

Please mark your	☒
votes as indicated
in this example

The Board of Directors recommends a vote FOR the Proposals:

1.	ELECTION OF CLASS III DIRECTORS:
WITHHOLD
	Nominees: Charles E. Hoffman and Charles McMinn	FOR ALL	AUTHORITY
		☐	☐
Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided:
FOR ALL NOMINEE(S) EXCEPT AS WRITTEN IN SPACE PROVIDED
☐

2.	RATIFICATION OF INDEPENDENT AUDITORS,
	PRICEWATERHOUSECOOPERS LLP,	FOR	AGAINST	ABSTAIN
	FOR THE 2005 FISCAL YEAR	☐	☐	☐

Whether or not you plan to attend the Annual Meeting in person, you are urged to complete, date, sign and promptly mail this Proxy in the enclosed postage-paid envelope so that your shares may be represented at the Annual Meeting.

Dated:	, 2005

(Signature)

(Title)

(Signature if held jointly)

Note: Please date and sign exactly as your name(s) appear on this Proxy Card. If shares are registered in more than one name, all such persons should sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. When signing as attorney, executor, administrator, trustee or guardian, please sign in your official capacity and give your full title as such. If a partnership, please sign in the partnership name by an authorized person.